Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces Fourth Quarter and Year-End 2015 Results and Provides Operational Update

HOUSTON, TX — February 22, 2016 (BUSINESS WIRE) – Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss from continuing operations of $325.0 million, or $0.80 per basic and diluted share for the fourth quarter of 2015, compared to a net loss from continuing operations of $140.4 million, or $0.34 per basic and diluted share, for the fourth quarter of 2014. Cobalt reported a net loss from continuing operations of $498.5 million, or $1.22 per basic and diluted share, for the year ending December 31, 2015 compared to a net loss from continuing operations of $317.2 million, or $0.78 per basic and diluted share, for the same period in 2014. The current quarter and full year results included a $256.8 million, or $0.63 per basic and diluted share, impairment charge for the Heidelberg field.

As of December 31, 2015, cash, cash equivalents, investments and restricted cash were approximately $1.2 billion. This amount excludes approximately $114 million of cash and restricted cash held within discontinued operations, but includes $250 million of Angolan sale proceeds received from Sociedade Nacional de Combustíveis de Angola – Empresa Pública (“Sonangol”) pursuant to the Purchase and Sale Agreement, which is classified as restricted cash pending the closing of the Angola sale. Capital and operating expenditures (excluding changes in working capital and interest expense) for 2015 from continuing operations were approximately $553 million, relative to Cobalt’s adjusted capital and operating expenditure guidance of approximately $500-550 million in 2015.

We expect capital expenditures to be approximately $450 to $500 million in 2016, which excludes general and administrative expenses, interest expense and costs attributable to discontinued operations. Capital expenditures are primarily attributable to operated activities related to the Rowan Reliance drillship and non-operated activities at Shenandoah, Anchor and Heidelberg.

Angola Sale Status

Cobalt also provided an update on the status of its sale of Angola Blocks 20 and 21 to Sonangol. As announced on August 24, 2015, Cobalt and Sonangol executed a purchase and sale agreement for the sale of Cobalt’s 40% working interest in Angola Blocks 20 and 21 for an aggregate gross consideration of $1.75 billion before certain transaction expenses and other U.S. and Angolan taxes. Per the terms of the purchase and sale agreement, Cobalt received the initial payment of $250 million in 2015 and expects to close the transaction upon receipt of applicable Angola government approvals. While it is unknown when these government approvals will be obtained, Cobalt continues to work with Sonangol to progress the close of the sale transaction. In light of the sale transaction and consistent with Sonangol’s desires, Cobalt has initiated activities to cease its Angola operations by late summer. In this regard, Cobalt has informed most of its vendors, contractors, and employees of its plans for cessation of operations over the next few months. In addition, as agreed with and advised by Sonangol, Cobalt has ended all contract discussions with potential contractors in connection with the Cameia development project. Cobalt will drill the remaining two exploration commitment wells on Block 20 and then intends to release the Petroserv Catarina drilling rig upon its contract expiry in May 2016. All of these actions are in support of the transfer of operations to the new operator as contemplated by the purchase and sale agreement between Cobalt and Sonangol. Lastly, any of our costs attributable to Blocks 20 and Block 21 for the period from January 1, 2015 through the date upon which we receive the Angolan government approval will be reimbursed by Sonangol pursuant to the terms of the purchase and sale agreement, including costs related to the final two exploration commitment wells, which are largely covered by Letters of Credit currently held in discontinued operations.

Cost Reduction Efforts

Cobalt has aggressively sought to preserve value and protect its balance sheet by working with its services and equipment providers to reduce the costs of all goods and services associated with Cobalt’s operations. Through these initial efforts, Cobalt has successfully captured significant cost savings that effectively reduce the overall daily spread rate for our operated drilling activities from approximately $1.3 million to approximately $1.1 million. In addition, Cobalt and its operating partners have identified opportunities to reduce capital expenditures through deferred spending and additional cost reductions. Through these efforts, combined with the reduction in Cobalt’s overall daily spread rate, Cobalt has identified approximately $100 million of reduced expenditures for 2016, which are reflected in our 2016 capital expenditure guidance. Cobalt continues to challenge its teams and its operating partners to identify and capture cost savings and efficiencies where possible in order to preserve capital during this period of low commodity prices.

With the pending transfer of Cobalt’s Angolan assets and its focus on reducing costs, Cobalt is also in the process of restructuring its organization to better align with its post-Angola business needs. Cobalt anticipates a total workforce reduction of approximately 50 percent as compared to its pre-Angola sale workforce.

Operational Update

Cobalt also announced that initial oil and gas production commenced from the Heidelberg field in the deepwater Gulf of Mexico in January 2016, representing Cobalt’s first production and revenue. Initial production at Heidelberg was achieved with the first of three development wells tied back to a moored production handling SPAR. The second development well began producing in early February and the remaining development well is expected to begin production very soon. Two additional development wells are planned to be drilled later in 2016 with the aim to further increase field production. Cobalt, as non-operator, holds a 9.375% working interest in Heidelberg.

Appraisal operations continued at North Platte, where earlier this month, Cobalt reached objective depth in the North Platte #3 sidetrack appraisal well. Cobalt is currently conducting logging and evaluation operations and results to date indicate the well encountered approximately 500 feet of net oil pay in what appears to be excellent reservoir quality rock. Cobalt’s preliminary correlations indicate a column height in excess of 2000 feet in the Inboard Lower Tertiary reservoirs. While evaluation of the well results is ongoing, pressures and fluid samples taken in the well indicate that the rock and reservoir properties are among the best that Cobalt has seen in the Inboard Lower Tertiary Trend. Along with the complete analysis of these recent well results, additional appraisal and technical studies will be required to confirm the commerciality of North Platte. Cobalt, as operator, holds a 60% working interest in North Platte and TOTAL E&P USA, INC. owns the remaining 40% working interest.

Drilling operations commenced on the Anchor #3 appraisal well this month. Anchor #3 is the second appraisal well on the Anchor Inboard Lower Tertiary discovery. Cobalt announced the Anchor discovery in January 2015, and in November 2015, Cobalt announced successful results from initial appraisal sidetrack operations, which indicated that Anchor could be one of the largest oil accumulations in the deepwater Gulf of Mexico Inboard Lower Tertiary Trend. Cobalt owns a 20% non-operated working interest in the Anchor discovery unit. Based upon mapping and well results, Cobalt-owned leases on the south flank of Anchor, but outside of the Anchor unit, are estimated by Cobalt to hold an accumulation of hydrocarbons. Cobalt is evaluating these leases to determine if a future well should be drilled to test the commercial feasibility of such estimated accumulation. Cobalt will likely make a decision regarding drilling on these leases later this year. Cobalt owns a 70% working interest in one lease, and a 100% working interest in the other.

At Shenandoah, following the success of the Shenandoah #4 appraisal sidetrack, which encountered more than 600 net feet of high quality oil pay, Cobalt and its partners successfully acquired more than 550 feet of whole core from the hydrocarbon-bearing reservoir interval. The Shenandoah #5 appraisal well is expected to commence during the first quarter of 2016, and is designed to confirm and extend the reservoir boundaries. Cobalt, as non-operator, holds a 20% working interest in Shenandoah.

In addition to these appraisal and development operations, Cobalt plans to drill its Goodfellow #1 exploration well utilizing the Rowan Reliance drillship once current operations at North Platte are completed. Goodfellow is an Inboard Lower Tertiary prospect located approximately eighteen miles southwest of Shenandoah. Results from this well are expected in the second half of 2016. The Goodfellow partnership is currently working to determine the final working interests of the parties in Goodfellow.

Conference Call

A conference call for investors will be held today at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss Cobalt’s Fourth Quarter and Year-End 2015 results. Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer, and Shannon E. Young, III, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-9039, or for international callers (201) 689-8470. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13630051. The replay will be available until March 7, 2016.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Newsroom-Events & Speeches section of Cobalt’s website at www.cobaltintl.com. A replay of the webcast will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent exploration and production company active in the deepwater U.S. Gulf of Mexico and offshore West Africa. Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release, other than as required by law. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations: Rob Cordray Director, Investor Relations +1 (713) 579-9126	Media Relations: Lynne L. Hackedorn Vice President, Government and Public Affairs +1 (713) 579-9115

Consolidated Statement of Operations Information:

	Quarter Ending December 31,		Year Ending December 31,

	2015	2014	2015	2014

	($ in thousands except per share data)

Oil and gas revenue	$ —	$ —	$ —	$ —

Operating costs and expenses

Seismic and exploration	9,593	23,251	45,318	41,431

Dry hole expense and impairment	270,650	62,189	308,960	133,223

General and administrative	34,035	34,074	87,031	72,090

Accretion expense	99	—	99	—

Depreciation and amortization	278	416	1,403	1,694

Total operating costs and expenses	314,655	119,930	442,811	248,438

Operating income (loss)	(314,655)	(119,930)	(442,811)	(248,438)

Other income (expense)

Gain on sale of assets	(1,077)	—	1,555	—

Interest income	1,499	1,683	6,087	5,958

Interest expense	(10,811)	(22,138)	(63,376)	(74,768)

Total other income (expense)	(10,389)	(20,455)	(55,734)	(68,810)

Net income (loss) from continuing operations before income tax	(325,044)	(140,385)	(498,545)	(317,248)

Income tax expense	—	—	—	—

Net income (loss) from continuing operations	(325,044)	(140,385)	(498,545)	(317,248)

Net income (loss) from discontinued operations	(161,830)	(76,179)	(195,881)	(193,515)

Net income (loss)	$(486,874)	$(216,564)	$(694,426)	$(510,763)

Basic and diluted income (loss) per share from continuing operations	$(0.80)	$(0.34)	$(1.22)	$(0.78)
Basic and diluted income (loss) per share from discontinued operations	$(0.39)	$(0.19)	$(0.48)	$(0.47)
Basic and diluted income (loss) per share	$(1.19)	$(0.53)	$(1.70)	$(1.25)

Weighted average common shares outstanding	408,545,467	407,283,328	408,535,122	407,116,144

Consolidated Balance Sheet Information:

	December 31, 2015	December 31, 2014
	($ in thousands)
Cash and cash equivalents	$71,593	$246,704
Restricted cash and cash equivalents	252,950	—
Short-term investments	885,994	1,530,206
Current assets held for sale	1,811,051	173,714
Total current assets	3,146,291	2,003,134
Total property, plant and equipment	895,936	714,654
Long-term assets held for sale	—	1,327,661
Total assets	4,094,103	4,450,862
Total current liabilities	628,018	303,600
Total long-term liabilities	2,019,948	2,032,996
Total stockholders’ equity (408,740,182 and 408,505,079 shares issued and outstanding as of December 31, 2015 and December 31, 2014, respectively)	1,446,137	2,114,266
Total liabilities and stockholders’ equity	$4,094,103	$4,450,862

Consolidated Statement of Cash Flows Information:

	Year Ended December 31,
	2015	2014
	($ in thousands)
Net cash provided by (used in):
Operating activities – continuing operations	$(135,424)	$9,986
Investing activities – continuing operations	496,572	(779,375)
Financing activities – continuing operations	(4,068)	1,269,180